Exhibit 99.1

Optex Systems Holdings Announces Fiscal Q2 2026 Financial Results

RICHARDSON, Texas, May 11, 2026 – Optex Systems Holdings, Inc. (Nasdaq: OPXS), a manufacturer of precision optical sighting systems for military and commercial applications, today announced financial results for the three and six months ended March 29, 2026.

Chad George, CEO of Optex Systems Holdings, Inc., commented: “Optex remains on track to deliver one of the strongest revenue years in the Company’s history, while continuing to improve gross margins through operational efficiencies and disciplined cost management. We believe increased investment in research and development positions the Company for long-term growth and stronger profitability moving forward.”

Three and Six-month Fiscal 2026 Highlights

●	Revenue for the quarter was $9.6 million compared to $10.7 million in the prior year period

●	Six-month revenue totaled $18.8 million, relatively flat compared to the prior year

●	Three-month gross margin improved to 35.2% compared to 31.3% last year

●	Quarterly net income was $1.3 million, or $0.19 per diluted share, compared to $1.6 million, or $0.23 per diluted share last year

●	Quarterly adjusted EBITDA was $2.0 million compared to $2.4 million in the prior year period

●	New orders increased 3.8% year over year to $16.3 million for the first six months

●	Working capital increased to $22.6 million

●	Cash balance totaled $4.2 million with no outstanding debt under the Company’s revolving credit facility

The Company’s first-half revenue was impacted by the federal government shutdown and delayed approval of the fiscal 2026 appropriations bill, which postponed several contract awards into the second half of the fiscal year.

Despite the lower revenue, gross profit and gross margins improved due to the completion of legacy loss-making contracts, improved pricing on newer programs, and operational efficiencies across both operating segments.

Operating expenses increased primarily due to leadership transition costs, stock compensation expense, higher research and development spending and investments related to CMMC compliance and internal systems upgrades.

Fiscal 2026 Outlook

Based on current funded backlog and anticipated contract awards, the Company expects stronger revenue performance during the second half of fiscal 2026, with full-year revenue anticipated to range between $43 million and $45 million compared to $41.3 million during fiscal 2025.

In addition, the Company expects full-year fiscal 2026 Adjusted EBITDA to range between $7.5 million and $8.5 million compared to $8.0 million in fiscal 2025.

During the first six months of fiscal 2026, the Company invested approximately $0.8 million in capital equipment and has an additional $1.1 million in committed capital expenditures focused on expanding manufacturing capacity, supporting new product lines, and enhancing rapid prototyping and research capabilities.

Our key performance measures for the three and six months ended March 29, 2026 and March 30, 2025 are summarized below.

	(Thousands)
	Three months ended			Six months ended
Metric	Mar 29, 2026	Mar 30, 2025	% Change	Mar 29, 2026	Mar 30, 2025	% Change
Revenue	$9,627	$10,730	(10.3)%	$18,772	$18,928	(0.8)%
Gross Profit	$3,392	$3,361	0.9%	$5,488	$5,489	-
Gross Margin %	35.2%	31.3%	12.5%	29.2%	29.0%	0.7%
Operating Income	$1,664	$2,237	(25.6)%	$1,813	$3,153	(42.5)%
Net Income	$1,341	$1,768	(24.2)%	$1,583	$2,612	(39.4)%
Adjusted EBITDA (non-GAAP)	$2,035	$2,435	(16.4)%	$2,763	$3,572	(22.6)%

The table below summarizes our three and six-month operating results for the periods ended March 29, 2026 and December 30, 2025, in terms of both the GAAP net income measure and the non-GAAP Adjusted EBITDA measure. We believe that including both measures allows the reader to better evaluate our overall performance.

	(Thousands)
	Three months ended		Six months ended
	March 29, 2026	March 30, 2025	March 29, 2026	March 30, 2025

Net Income (GAAP)	$1,341	$1,768	$1,583	$2,612
Add:
Non-recurring General and Administrative Expenses	14	-	291	-
Federal Income Tax Expense	358	470	313	529
Depreciation and Amortization	97	126	187	255
Stock Compensation	260	72	472	164
Interest (Income) Expense	(35)	(1)	(83)	12
Adjusted EBITDA - Non GAAP	$2,035	$2,435	$2,763	$3,572

Optex Systems Holdings, Inc.
Condensed Consolidated Balance Sheets

	(Thousands, except share and per share data)
	(Unaudited) March 29, 2026	September 28, 2025

ASSETS

Cash and Cash Equivalents	$4,164	$6,389
Accounts Receivable, Net	5,657	4,569
Inventory, Net	15,636	14,322
Contract Asset	115	142
Prepaid Expenses	578	285

Current Assets	26,150	25,707

Property and Equipment, Net	2,089	1,427

Other Assets
Deferred Tax Asset	1,098	1,199
Right-of-use Asset	1,500	1,700
Security Deposits	23	23

Other Assets	2,621	2,922

Total Assets	$30,860	$30,056

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$908	$1,525
Operating Lease Liability	672	645
Federal Income Taxes Payable	-	87
Accrued Expenses	1,570	1,634
Accrued Selling Expense	134	141
Accrued Warranty Costs	25	162
Contract Loss Reserves	56	132
Customer Advance Deposits	227	234

Current Liabilities	3,592	4,560

Other Liabilities
Operating Lease Liability, net of current portion	964	1,205

Total Liabilities	4,556	5,765

Commitments and Contingencies

Stockholders’ Equity
Common Stock – ($0.001 par, 2,000,000,000 authorized, 6,937,358 and 6,920,658 shares issued and outstanding, respectively)	7	7
Additional Paid in Capital	22,231	21,801
Retained Earnings	4,066	2,483

Stockholders’ Equity	26,304	24,291

Total Liabilities and Stockholders’ Equity	$30,860	$30,056

The accompanying notes in our Form 10-Q for the three and six months ended March 29, 2026 and our Annual Report on Form 10-K for the twelve months ended September 28, 2025 filed with the SEC on May 11, 2026 and December 17, 2025, respectively, are an integral part of these financial statements.

Optex Systems Holdings, Inc.
Condensed Consolidated Statements of Income

(Unaudited)

	(Thousands, except share and per share data)
	Three months ended		Six months ended
	March 29, 2026	March 30, 2025	March 29, 2026	March 30, 2025

Revenue	$9,627	$10,730	$18,772	$18,928

Cost of Sales	6,235	7,369	13,284	13,439

Gross Profit	3,392	3,361	5,488	5,489

General and Administrative Expense	1,728	1,124	3,675	2,336

Operating Income	1,664	2,237	1,813	3,153

Interest Income (Expense)	35	1	83	(12)

Income Before Taxes	1,699	2,238	1,896	3,141

Income Tax Expense, net	358	470	313	529

Net Income	$1,341	$1,768	$1,583	$2,612

Basic Income per Share	$0.19	$0.26	$0.23	$0.38

Weighted Average Common Shares Outstanding - basic	6,919,674	6,871,960	6,905,249	6,842,949

Diluted Income per Share	$0.19	$0.26	$0.23	$0.38

Weighted Average Common Shares Outstanding - diluted	6,925,172	6,893,231	6,940,620	6,902,912

The accompanying notes in our Form 10-Q for the three and six months ended March 29, 2026 and our Annual Report on Form 10-K for the twelve months ended September 28, 2025 filed with the SEC on May 11, 2026 and December 17, 2025, respectively, are an integral part of these financial statements.

About Optex Systems Holdings

Optex Systems Holdings, Inc. manufactures optical sighting systems and assemblies primarily for U.S. Department of Defense applications. Its products are installed on military vehicle platforms including the Abrams, Bradley, and Stryker vehicle families, along with numerous surveillance and night vision systems.

For more information, visit www.optexsys.com

Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the products and services described herein. You can identify these statements by the use of the words “believe,” “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” and similar expressions.

These forward-looking statements represent our expectations, beliefs, intentions or strategies concerning future events, including, but not limited to, any statements regarding growth strategy; product and development programs; financial performance and financial condition (including revenue, net income, Adjusted EBITDA, G&A expenses, profit margins and working capital); customer demand; orders and backlog; expected timing of contract deliveries to customers and corresponding revenue recognition; increases in the cost of materials and labor; costs remaining to fulfill contracts; contract loss reserves; labor shortages; follow-on orders; supply chain challenges; the continuation of historical trends; the sufficiency of our cash balances for future liquidity and capital resource needs; the expected impact of changes in accounting policies on our results of operations, financial condition or cash flows; anticipated problems and our plans for future operations; and the economy in general or the future of the defense industry.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs and military spending, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, changes in spending due to policy changes in any new federal presidential administration, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, changes in the market for microcap stocks regardless of growth and value and various other factors beyond our control.

You must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. The Company does not assume the obligation to update any forward-looking statement. You should carefully evaluate such statements in light of factors described in the Company’s filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. In various filings the Company has identified important factors that could cause actual results to differ from expected or historic results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete list of all potential risks or uncertainties.

Contact:

IR@optexsys.com

1-972-764-5718